EXHIBIT 99.3

ReGen & the Menaflex™ Device: Guide to Information in the News Section of the Web Site

The Menaflex™ device presents an important new treatment option for millions of active people who suffer one of the most common types of knee injuries, a torn meniscus. The device recently was cleared for U.S. marketing by the Food and Drug Administration for surgery involving the medial meniscus.

In Europe, more than 400 surgeons have been trained on the procedure involving the Menaflex device, it has been used in 2,500-plus patients and demand is on the rise. In the United States, surgeon training is underway, 20 surgeons already have been trained, and ReGen is being approached by sports medicine specialists and patients alike eager for access to device.

For more information about the Menaflex device, and the promise it holds for patients, please view the following resources available on this web site (or www.menaflex.com) and via the links provided:

•	ReGen & the Menaflex Device: the Real Story – A two-page summary describing the device, who can benefit from its use, and the science behind this technology.
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Clearing the Menaflex Collagen Scaffold: the Story Behind the Story – A more detailed narrative of the three-year journey ReGen traveled to obtain FDA clearance to market the Menaflex in the United States.

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ReGen Biologics Debuts FDA-Cleared Menaflex™ Collagen Meniscus Implant – The news release announcing the debut of the Menaflex at the 2009 Annual Meeting of the American Academy of Orthopaedic Surgeons.

•	Frequently Asked Questions about the Menaflex Collagen Scaffold Implant – An FAQ that provides more detail concerning the device and the clearance process.
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Quotes from the Orthopaedic and Rehabilitative Devices Panel – Quotes from an FDA Advisory Panel of independent experts, which met to review ReGen’s submission to receive U.S. marketing clearance for the Menaflex device. Following the panel’s review, the FDA cleared the device to be marketed for use in surgery involving the medial meniscus.

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Orthopaedic and Rehabilitation Devices Panel Meeting (Summary) – The FDA’s one-page summary of the Advisory Panel meeting (reference above), in which the panel agreed with ReGen’s position that the Menaflex device was as safe and effective as cleared meshes and thereby met the legal standard for clearance.

Investors Contact:
Brion Umidi
ReGen Biologics, Inc.
Senior Vice President, Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of ReGen management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen's 2007 annual report on Form 10-K, its most recently issued quarterly report filed on Form 10-Q and additional filings with the SEC. ReGen's filings with the SEC are available to the public at the Company's website at http://www.regenbio.com, from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.